Exhibit 10.3

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2.
AMENDED SETTLEMENT AND LICENSE AGREEMENT
This Amended Settlement and License Agreement (“Agreement”) sets forth the terms upon which Crossroads Systems, Inc., a Delaware Corporation, and all its subsidiaries and affiliates (“Crossroads”) and Dot Hill Systems Corp., a Delaware corporation, and all its subsidiaries and affiliates (“Dot Hill”), agree to settle the litigation pending before the U.S. District Court of the Western District of Texas, Austin Division (the “Court”), captioned Crossroads Systems, (Texas), Inc., Plaintiff v. Dot Hill Systems Corporation, Defendant, Case No. A-03-CV-754-SS (“Patent Litigation”). Crossroads and Dot Hill are individually referred to in this Agreement as a “Party” and collectively as the “Parties.” This Agreement shall be effective as of June 27, 2006 (“Effective Date”). This Agreement replaces and supersedes the Settlement and License Agreement executed by Crossroads and Dot Hill on or about June 27, 2006, which is hereinafter referred to as the “Original Settlement Agreement.”
Background
Crossroads is the owner of the ‘972 Patent Family. Crossroads filed the Patent Litigation alleging the Accused Products infringe U.S. Patent Nos. 5,941,972 and 6,425,035 and demanding judgment against Dot Hill. It is now the desire and intention of Crossroads and Dot Hill to settle and resolve all disputes, differences and claims which exist in the Patent Litigation.
In consideration of the mutual promises contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereto agree as follows:
     1. Definitions.
          1.1 “’972 Patent Family” means U.S. Patent Nos. 5,941,972, 6,763,419, 6,738,854, 6,425,036, and 6,425,035, and any other U.S. patents, U.S. patent applications or foreign counterparts which claim priority to any of the foregoing patents or to any applications from which any of the foregoing patents issued, including all reissues, reexaminations, divisional, continuations, continuations-in-part, and extensions of any of the foregoing issued patents or pending patent applications.
          1.2 “Accused Products” means the products accused by Crossroads of infringement in the Patent Litigation as of June 5, 2006, that perform RAID including without limitation the following: SANnet II FC, SANnet II SATA, SANnet II SATA Special Edition, SANnet I 7000 Series (including without limitation SANnet I 7124 and SANnet I 7128), SANnet I 4000 Series (including without limitation SANnet I 4300, SANnet I 4200, SANnet I 4210, and SANnet I 4220), RIO (including without limitation RIO Xtreme Storage Server, RIO RAID eXp R3200/RFF244 and RIO RAID eXp R3400/RFF288), RIVA (including without limitation RIVA I and RIVA FC R2500), and the following products in the StratisRAID Series, StratisRAID SRF112, StratisRAID SRF212, StratisRAID SRF116-01, StratisRAID SRF116-22, StratisRAID SRF216-01 and StratisRAID SRF216-23.
          1.3 “Extraterratorial Products” means Dot Hill products, including Accused Products, Sold to a Third Party located outside the United States that are (i)

manufactured by or on behalf of Dot Hill entirely outside of the United States, (ii) shipped to a location outside the United States without entering the United States, (iii) at no time subsequently imported, shipped or delivered into the United States, and (iv) are covered by the ‘972 Patent Family.
          1.4 “JBOD” has its ordinary meaning as understood in the storage industry, including “just a bunch of disks.”
          1.5 “Licensed Product(s)” means any product manufactured by or for Dot Hill, based on designs or specifications created by Dot Hill, and which is Sold by Dot Hill, that is covered by any claim of any patent in the ‘972 Patent Family. A JBOD, in and of itself, is not a Licensed Product. Accused Products, follow-on products based on those Accused Products, and Accused Products that have undergone a name change shall be Licensed Products provided such products contain the same functionality as the functionality in the Accused Products as of the Effective Date.
          1.6 “License” means the license grant from Crossroads described in Paragraph 4.1.
          1.7 “Net Sales” means the gross revenues received by Dot Hill from the Sale of Licensed Products less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, other similar types of expenses typical in the storage industry, rebates and cash discounts, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).
          1.8 “RAID” has its ordinary meaning as understood in the storage industry, including the following RAID levels: RAID 0 (striping), RAID 1 (mirroring), RAID 2 (Error-Correcting Coding), RAID 3 (Bit-Interleaved Parity), RAID 4 (Dedicated Parity Drive), RAID 5 (Block Interleaved Distributed Parity), RAID 6 (Independent Disk With Double Parity), RAID 0+1 (Mirror of Stripes), RAID 10 (Stripe of Mirrors), RAID 7 (Storage Computer Corporation proprietary), RAID S (EMC proprietary) and to-be developed RAID levels.
          1.9 “Release” means the release by Crossroads as described in Paragraph 3.1.
          1.10 “Sale or Sold” means the transfer, distribution or disposition of a Licensed Product for value to a Third Party.
          1.11 “Third Party” means any individual, group of individuals, corporation, partnership, joint venture, trust, association, unincorporated organization, governmental body or any entity of any kind or nature other than Dot Hill and Crossroads, provided, however, that a Party changing its name shall remain a Party for purposes of this Agreement.

     2. Dismissal. Upon actual receipt by Crossroads of payment as set forth in Paragraph 5.1, Crossroads shall file with the Court a request for dismissal of all claims and counterclaims in the Patent Litigation by filing the Stipulation and Order of Dismissal attached hereto as Exhibit A. Each Party will appear in court, perform all acts, sign all necessary documents and cooperate with one another as necessary to facilitate the dismissal of the claims. Upon receipt by Crossroads of full payment by Dot Hill pursuant to Paragraph 5.1, Crossroads will dismiss, with prejudice, the breach of contract lawsuit it filed against Dot Hill on or about July 24, 2006.
     3. Releases.
          3.1 Release of Dot Hill. Subject to actual receipt by Crossroads of payment as set forth in Paragraph 5.1, Crossroads, with the intention of binding itself, its affiliates, successors and assigns, does hereby irrevocably release, forever discharge, and agrees not to assert or assist any third party in asserting any action, claim, liability or demand (“Crossroads Claims”) against Dot Hill, and its affiliates, successors, directors, officers, employees, predecessors, successors, customers (but only with respect to Licensed Products), and agents, from any and all Crossroads Claims Crossroads had or may have had on or before the Effective Date arising out of or relating to infringement of any of the ‘972 Patent Family based on the manufacture, having manufactured, use, sale, marketing, offer for sale, lease, licensing, export, design, development, distribution, importation, or other disposition of the Licensed Products, including all claims asserted by Crossroads in the Patent Litigation. Such release shall pertain to Crossroads Claims whether now known or unknown. Notwithstanding the foregoing and except as provided herein, the Release granted in this Paragraph 3.1 shall not extend to any claims, damages and/or liability Crossroads has or may have arising out of or relating to any products, processes, designs, methodologies or technology acquired by Dot Hill, its affiliates or successors after the Effective Date, including without limitation as part of the acquisition of a Third Party or the acquisition of any asset(s) of a Third Party.
          3.2 Release of Crossroads. Dot Hill, with the intention of binding itself, its affiliates, successors and assigns, does hereby irrevocably release and forever discharge and agrees not to assert or assist any third party in asserting any action, claim, liability or demand (“Dot Hill Claims”) against Crossroads, and its affiliates, successors, directors, officers, employees, predecessors, successors, customers (only to the extent that such customers have used or sold products purchased from Crossroads) and agents, from any and all Dot Hill Claims Dot Hill had or may have had on or before the Effective Date arising out of or relating to the ‘972 Patent Family, including all claims asserted by Dot Hill in the Patent Litigation. Such release shall pertain to Dot Hill Claims whether now known or unknown.
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          3.4 California Civil Code. Each party waives all rights under Section 1542 of the California Civil Code as such rights may relate to any Claims. Each party acknowledges that it has consulted with legal counsel regarding the import of Section 1542 of the California Civil Code, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     4. License Grant.
          4.1 Crossroads License Grant. Subject to actual receipt by Crossroads of payment as set forth in Paragraph 5 of this Agreement, Crossroads hereby grants to Dot Hill a non-exclusive, personal, non-sublicensable, non-transferable, non-assignable (except as provided herein), indivisible, worldwide, royalty-bearing license under the ‘972 Patent Family to make, have made (for Dot Hill only), use, lease, license, design, develop, distribute, market, sell, offer for sale, export, import and otherwise dispose of Licensed Products, as well as to make, use or perform any method or process claimed in the ‘972 Patent Family after the Effective Date. Dot Hill acknowledges and agrees that it has only the patent license rights granted in the License and that all other rights are expressly reserved to Crossroads.
          4.2 After-Acquired Products. The License shall not apply to any products, processes, designs, methodologies or technology acquired by Dot Hill, its affiliates and successors after the Effective Date, including without limitation as part of the acquisition of a

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Third Party or the acquisition of any asset(s) of a Third Party, covered by any claim of the ‘972 Patent Family that was made, used, sold, offered for sale or imported by the Third Party prior to the date acquired by Dot Hill.
          4.3 Combinations. No license is granted under this Agreement by Crossroads, either directly or by implication, estoppel or otherwise, to any Third Parties acquiring items from Dot Hill for the combination of such acquired items with other item(s), where the use, manufacture, sale, offer for sale or import of such combination infringes any claim of the ‘972 Patent Family based on the other item. For purposes of clarity, if a Third Party combines a product from Dot Hill that is covered by the License with another item, such combination is covered by the License as long as such other item does not independently infringe the ‘972 Patent Family.
          4.4 No Challenges. For as long as the License remains in effect, Dot Hill agrees that it will not challenge, participate in any challenge to, or aid any Third Party in challenging the validity or enforceability of any patent in the ‘972 Patent Family, except as required by subpoena, by law, or by any governmental or regulatory authority. If this license is terminated for any reason, including, but not limited to those reasons set forth in paragraph 8.2 below, Dot Hill expressly reserves the right to challenge the validity and enforceability of any of the patents in the ‘972 Patent Family.
          4.5 No Obligation to Enforce. Crossroads shall have no obligation hereunder to institute any action or suit against any Third Party for infringement of any patent within the ‘972 Patent Family or to defend any action or suit brought by a Third Party which challenges or concerns the validity or enforceability of any such patent. In addition, Dot Hill shall have no right to institute any action or suit against Third Parties for infringement of any patent in the ‘972 Patent Family.
          4.6 No Restriction. Dot Hill agrees that the License shall in no way restrict Crossroads’ use of the ‘972 Patent Family, or Crossroads’ manufacture, use, sale, offering for sale or importation of any product, service, process, or method covered by the claims of the ‘972 Patent Family, for its own purposes or in collaboration with Third Parties.
          4.7 No Patent Laundering. Dot Hill agrees that the License is not intended to and does not cover manufacturing activities that Dot Hill may undertake (either itself or by another under the have made grant in Paragraph 4.1) on behalf of any Third Party for the purpose of providing such Third Parties with coverage under the patent license granted by Crossroads to Dot Hill in this Agreement. The provisions of this Paragraph 4.7 shall not limit Dot Hill’s ability to manufacture products on behalf of its OEM customers, for the purpose of providing such OEM customers with private-label versions of products primarily designed and manufactured by Dot Hill, and, subject to all other duties and obligations of this Agreement, including without limitation Paragraph 4.3, such manufacture or sales shall continue to be covered by the License if applicable.
     5. Fees.

          5.1 Up Front Payment. Dot Hill will pay Crossroads a non-refundable payment of ten million, five hundred thousand United States dollars ($10,500,000). Dot Hill’s payment obligation under this Paragraph 5.1 shall become due and payable within twenty (20) days of the Effective Date. Dot Hill shall make this payment in full and shall not reduce the payment due to taxes, duties, fees or any other tax-related obligations owed by Dot Hill or any other entity anywhere in the world. Because Dot Hill did not make full payment of the Up Front Payment owed Crossroads pursuant to Section 5.1 of the Original Settlement Agreement, Dot Hill will, not later than Thursday, October 5, 2006,: (1) pay Crossroads the remaining one million, four hundred thirty thousand United States dollars ($1,430,000) of the Up Front Payment owed to Crossroads, and (2) pay Crossroads an additional forty-five thousand United States dollars ($45,000) as a late fee for Dot Hill’s failure to pay the entire Up Front Payment within twenty (20) days of the Effective Date. If Dot Hill makes the payments as set forth in this Paragraph 5.1 in full not later than October 5, 2006, Crossroads hereby agrees not to use the aforementioned instance of not making full payment of the Up Front Payment as grounds to terminate this Agreement.
          5.2 Royalty. For all Sales of Licensed Products after the Effective Date, Dot Hill shall pay Crossroads a running royalty equal to two and one half percent (2.5%) of the Net Sales of the Licensed Products Sold by Dot Hill. Should Dot Hill exchange Licensed Products for some value other than monetary, the running royalties payable to Crossroads shall be two and one half percent (2.5%) of such value received from Third Parties. Dot Hill shall pay each quarterly royalty payment no later than forty-five (45) days following the end of each calendar quarter. Dot Hill shall make these payments in full and shall not reduce these payments due to taxes, duties, fees or any other tax-related obligations owed by Dot Hill or any other entity anywhere in the world.
               5.2.1 Non-Extraterritorial Products. The royalty payment of Paragraph 5.2 shall apply immediately upon the Effective Date to all Licensed Products that are not Extraterritorial Products.
               5.2.2 Extraterritorial Products. The License and royalty of Paragraph 5.2 shall apply to Extraterritorial Products as of the date that Crossroads sends to Dot Hill notice of the issuance of a patent within the ‘972 Patent Family having any claim covering such Extraterritorial Products in any jurisdiction in which the Extraterritorial Products are made, used, sold, offered for sale, or to which the Extraterritorial Product is shipped or imported. Such notice is provided by this Agreement for the patents in the ‘972 Patent Family listed in Exhibit C. By way of example, if a ‘972 Patent Family patent issues subsequent to the Effective Date in Japan having a claim that covers Extraterritorial Products shipped to customers of Dot Hill in Japan, the 2.5% royalty would apply to those products as of the date that Crossroads notifies Dot Hill of the issuance of the Japanese patent. After the Effective Date, Crossroads shall notify Dot Hill of the issuance of additional non-US patents in the ‘972 Patent Family as those patents issue and, if such patent is not in English, Crossroads shall provide to Dot Hill either a description of the technology covered by such patent or an English translation of such patent. The Parties agree that if any of the claims issuing for a ‘972 Patent Family patent issued in non-US jurisdictions are the same or substantively the same as any claim in U.S. Patent No. 6,425,035, then all Extraterritorial Products which would be covered by the ‘972 Patent Family in the United States shall be deemed covered by the claims of such issued non-US patent.

               5.2.3 After-Acquired Products. The License and royalty of Paragraph 5.2 shall apply to products, processes, designs, methodologies or technology acquired by Dot Hill, its affiliates and successors after the Effective Date, including without limitation as part of the acquisition of a Third Party or the acquisition of any asset(s) of a Third Party, that are covered by any claim of the ‘972 Patent Family that are made, have made (for Dot Hill only), licensed, leased, marketed, exported, designed, developed, used, sold, offered for sale, imported or otherwise distributed by Dot Hill (or any other Third Party) after the date acquired by Dot Hill. If Dot Hill acquires a Third Party that already has a license agreement for the ‘972 Patent Family in place with Crossroads (the “Third Party ‘972 Patent License”), and which Third Party ‘972 Patent License survives the acquisition by Dot Hill pursuant to its terms, with respect to only those products acquired from the Third Party that are sold after such acquisition by Dot Hill, Dot Hill shall have the option of choosing to make, use, sell, license, lease, market, have made (for Dot Hill only), export, design, develop, offer for sale, import and/or otherwise distribute such acquired products (and follow-on products based primarily on those Accused Products) under either the royalty terms of this Agreement or under the payment terms of such Third Party ‘972 Patent License.
               5.2.4 Non-Manipulation. Dot Hill agrees that for the purposes of determining the running royalty to be paid to Crossroads, Dot Hill will not artificially manipulate the selling of its products to avoid or reduce the royalty payment otherwise due to Crossroads, including without limitation selling a product in a manner so as to artificially remove it from the definition of a Licensed Product.
                    5.2.4.1 By way of example, Dot Hill will not: (i) deconstruct a product that would otherwise qualify as a Licensed Product (such as the SANnet II FC products) to remove the RAID controller portion (that is covered by the ‘972 Patent Family) of the product; (ii) classify the deconstructed Licensed Product as a JBOD that would not be subject to the royalty payment, and then; (iii) sell the RAID controller portion separately, to be reconstructed by the customer or otherwise reconstructed after the sale; the foregoing example shall apply equally regardless of whether the entire RAID controller is removed, a chip is removed, a board is removed or any other component or software is removed that would, upon reconstruction, render the equipment covered by the ‘972 Patent Family. In this example, all portions of the deconstructed Licensed Product would be subject to the royalty payment of this Paragraph 5.
                    5.2.4.2 By further way of example, while Dot Hill will not be obligated to pay a royalty on a demonstration product that Dot Hill provides to a Third Party for evaluation or testing purposes at no cost, if Dot Hill provides to any Third Party demonstration products beyond numbers required in the ordinary course of business for which Dot Hill does not receive its normal and customary payment, such products shall be subject to the royalty payment of this Paragraph 5 at Dot Hill’s list price.
                    5.2.4.3 By further way of example, Dot Hill will not attempt to reduce the royalty base against which the running royalty is paid to Crossroads by selling a product at less than an arms-length negotiated price to a Third Party (or to itself or an affiliate of itself) unless such sale is in the normal course of business, at a level customary in the industry, such as a decreased price for the sale of demonstration, evaluation or prototype units.

                    5.2.4.4 Notwithstanding any of the foregoing in this Paragraph 5.2.4, nothing herein shall render a product subject to the running royalty if that product is legitimately altered so that it is no longer covered by the ‘972 Patent Family. For example, if Dot Hill alters the RAID controller portion of certain products (or even all of its products), so that such products are no longer covered by the ‘972 Patent Family, such products shall not be subject to the running royalty, and such alteration shall not be considered a manipulation under this Paragraph 5.2.
                    5.2.4.5 The parties agree that Dot Hill’s sale of JBODs in the same manner as Dot Hill had sold JBODs generally in the ordinary course of Dot Hill’s business prior to March 1, 2006 shall not constitute a “manipulation” under this Agreement. Dot Hill warrants that prior to March 1, 2006, it has sold JBODs that were capable of connection to a Licensed Product and customers used such JBOD as expansion units to Licensed Products. The parties agree that selling JBODs as expansion units in conjunction with RAID systems that contain a fewer number of disks than would otherwise be purchased, in an effort to specifically avoid selling disks as part of a RAID-capable Licensed Product, would constitute a “manipulation” under this Agreement.
          5.3 Royalty Report. Dot Hill shall furnish Crossroads with a royalty statement (substantially in the form of Exhibit D), within forty-five (45) days following the end of each calendar quarter, setting forth the quantity and Net Sales of Licensed Products Sold or otherwise disposed of by Dot Hill during the calendar quarter, and the royalty payment due. A Licensed Product shall be considered Sold when Dot Hill ships, bills out or receives payment for the Licensed Product, whichever occurs first. Crossroads shall treat such royalty report as confidential information of Dot Hill, will protect it from unauthorized use, access or disclosure in the same manner as Crossroads protects its own confidential or proprietary information of a similar nature and with no less reasonable care, and will disclose it only to the employees or agents of Crossroads who have a need to know such information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than Crossroads’ duties hereunder (collectively referred to as “Crossroads Confidentiality Obligations”); provided, however, that such royalty report (or any portion thereof) shall not be confidential information of Dot Hill nor shall Crossroads have any liability for the use or disclosure of any such royalty report information which: (a) is now, or hereafter becomes generally known or available to the public; (b) is rightfully acquired by Crossroads before receiving the information from Discloser and without restriction as to use or disclosure; (c) is hereafter rightfully furnished to Crossroads, without restriction as to use or disclosure; or (d) is generally made available by Dot Hill without restriction on disclosure and furthermore, a disclosure by Crossroads in response to either a valid order by a court or other governmental body, or as otherwise required by law, shall not be considered to be a breach of this Agreement (collectively referred to as “Exceptions to Crossroads Confidentiality Obligations”).
          5.4 Payment Method. Payments by Dot Hill to Crossroads shall be made by electronic fund transfer to the following account and shall be deemed made on the date credited:
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          5.5 Late Payments. Any late payment by Dot Hill shall include interest, where such interest shall be calculated commencing on the date such payment became due, using an annual rate [...***...] than the prime interest rate as quoted by the head office of Citibank N.A. (or an equivalent institution if Citibank N.A. ceases operation), at the close of banking on such date, or on the first business day thereafter if such date falls on a non-business day. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest rate shall be reduced to such maximum legal rate.
          5.6 Records and Audits. Dot Hill agrees to maintain and retain all financial, sales and shipping records reasonably relating to any sales or shipment of its products, including without limitation all Licensed Products, for a period of five (5) years after the Sale or shipment of the products to a Third Party. Dot Hill agrees to keep such records in sufficient detail to enable the royalties due and payable under this Agreement to be readily determined. Crossroads shall have the right to audit such records up to once per year, provided that Crossroads must provide Dot Hill thirty (30) days written notice of such inspection and must conduct the inspection during Dot Hill’s regular business hours. Dot Hill agrees to provide all reasonable cooperation to Crossroads and to aid Crossroads as necessary in understanding the sales and shipments of Dot Hill products during the audited period. Any information collected or learned during such an audit shall be considered to be confidential, shall be subject to the Crossroads Confidentiality Obligations and the Exceptions to Crossroads Confidentiality Obligations described in paragraph 5.3, and may only be used for purposes reasonably related to ensure or obtain performance by Dot Hill of its royalty payment obligations under this Agreement. The cost of such audit shall be borne by Crossroads, provided, however, that should any such audit reveal that the royalty payments paid by Dot Hill pursuant to this Agreement for any calendar year have been understated by more than five percent (5%) of the amount actually owed to Crossroads, then the reasonable cost of such audit shall be paid by Dot Hill to Crossroads along with associated late payments in accordance with Paragraph 5.5.
          5.7 Effectiveness. The Parties acknowledge and agree that the Release and the License shall only become effective upon completion and acknowledgement of the payment of Paragraph 5.1. The License shall only remain effective upon the continued payment of royalty obligations of Paragraph 5.2.
     6. Publicity. Each Party may issue its respective press release in Exhibit B announcing the settlement of the Patent Litigation at any time after the Effective Date. The Parties acknowledge and agree that any future press releases or public announcements shall not contain any information that is inconsistent with this Agreement or the press releases in Exhibit B.

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     7. Representations and Warranties.
          7.1 Mutual Representations and Warranties. Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement, and to perform its obligations and duties under this Agreement, that the performance of such obligations and duties does not and will not conflict with or result in a breach of any other agreement of such Party or any judgment, order, or decree by which such Party is bound, and that this Agreement places valid and binding obligations on each Party. Crossroads further represents and warrants that it has full right, power, and authority to grant the License and Release.
          7.2 Negation of Warranties. Nothing in this Agreement is or shall be construed as: (i) a warranty or representation by Crossroads as to the validity or scope of any of the Licensed Patents, (ii) a warranty or representation by Crossroads that anything made, used, offered for sale, sold or otherwise disposed of under this Agreement is or will be free from infringement of patents or other intellectual property rights of Third Parties, (iii) a requirement that Crossroads file any patent application, secure any patent or maintain any patent in force, (iv) an obligation of either Party to furnish any manufacturing or technical information, or any information concerning pending patent applications to the other Party.
          7.3 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CROSSROADS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. CROSSROADS EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND/OR NON-INFRINGEMENT. CROSSROADS SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO DOT HILL’S PRODUCTS OR OWING TO THE DOT HILL’S OPERATION UNDER THE LICENSE GRANTED IN THIS AGREEMENT.
     8. Term and Termination.
          8.1 Term. Unless terminated earlier in accordance with this Paragraph this Agreement will take effect on the Effective Date and will remain in effect until each patent within the ‘972 Patent Family has expired, been abandoned, or been ruled invalid or unenforceable in a final, non-appealable decision by a court or tribunal of competent jurisdiction, including the United States Patent and Trademark Office.
          8.2 Termination by Crossroads. Crossroads may terminate this Agreement if (i) Dot Hill breaches its payment obligations under Paragraph 5 and fails to remedy such breach within fifteen (15) days of written notice thereof or (ii) Dot Hill is in material breach of any provision in this Agreement and fails to remedy any such breach within thirty (30) days after written notice thereof by Crossroads. Notwithstanding the foregoing, a good faith dispute between the parties as to whether a product is covered by the ‘972 Patent Family (and therefore whether royalty payments are due based on the Sales of such products) cannot be used by Crossroads as a grounds for termination, and the License will continue in effect for all other Licensed Products.

          8.3 Termination by Dot Hill. Dot Hill may terminate this Agreement if Crossroads is in material breach of any provision in this Agreement and fails to remedy any such breach within thirty (30) days after written notice thereof by Dot Hill.
     9. Survival. Paragraphs 1 (Definitions), 2 (Dismissal), 3 (Releases (provided, however, that Paragraph 3 (Releases) shall not survive if this Agreement is terminated for a breach of Paragraph 5.1)), 5.1 and 5.7 (Fees), 7 (Representations and Warranties), 9 (Survival), 10 (Assignment) and 13 (General) will survive any termination or expiration of this Agreement.
     10. Assignment. Neither Party may assign or transfer any of its rights, or delegate any of its obligations or duties, under this Agreement to a Third Party without the other Party’s prior written consent and any attempted assignment or delegation without such consent will be null and void. Notwithstanding the foregoing, either Party may assign this entire Agreement and its rights and obligations hereunder, without the other Party’s consent, in connection with the sale of all or substantially all of the assets or stock of the Party (an “Acquisition”) to a Third Party, provided, however, that: (a) the License shall only extend to Dot Hill products, designs, methodologies or technology in existence at the time of any such Acquisition of Dot Hill and their natural, evolutionary follow-ons; (b) other than the Dot Hill products described in (a) of this Paragraph, the License will not extend to any product, process, design, methodology or technology of the acquiring entity; and (c) the License shall not extend to any product, process, design, methodology or technology of the acquiring entity created by dividing or otherwise deconstructing the acquired Party’s products, designs, methodologies or technologies and combining only a resultant portion of the acquired Party’s products, designs, methodologies or technologies with other products, designs, methodologies or technologies of the acquiring entity. This Agreement will be binding upon and inure to the benefit of the Parties and permitted assigns. In the event that either party is the acquired party in an Acquisition as permitted hereunder, the rights and obligations under this Agreement shall survive such permitted Acquisition.
     11. Bankruptcy. The Parties acknowledge and agree that this Agreement is a contract under which Crossroads as licensor is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”). In the event Crossroads declares bankruptcy, Crossroads as licensor acknowledges that if a debtor in possession, or a trustee in bankruptcy in a case under the Bankruptcy Code (the “Bankruptcy Trustee”) rejects this Agreement, then Dot Hill as licensee may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon the written request of Dot Hill to Crossroads or the Bankruptcy Trustee, neither Crossroads nor such Bankruptcy Trustee will interfere with the rights and obligations of Dot Hill as provided in this Agreement.
     12. Notices. All notices under this Agreement shall be personally delivered, delivered by United States mail or sent by a nationally recognized overnight carrier, and shall be deemed received on the date of delivery. With respect to notices sent in the United States mail, such must be registered or certified.
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     Either Party may change its address upon written notice to the other Party.
     13. General.
          13.1 Binding Nature. Except as expressly provided herein, this Agreement is binding upon and shall inure to the benefit of each Party hereto and its respective successors and permitted assigns
          13.2 Relationship of Parties. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or agency relationship between the Parties, or as authorizing either Party to act as agent for the other.
          13.3 Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by an instrument in writing executed by both Parties. No waiver of or amendment to any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either Party shall have force or effect unless in a writing signed by duly authorized representatives of the parties.
          13.4 Governing Law; Venue. This Agreement will be construed in accordance with and governed in all respects by the laws of the State of Delaware without regard to any conflicts of law principles which would result in application of laws of any other jurisdiction. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in any state court located in either the County of San Diego, California or the County of Travis, Texas or in any federal court located either in the Southern District of California or the Western District of Texas. Each Party expressly and irrevocably consents and submits to the jurisdiction of such state and federal courts (and each appellate court located in such jurisdiction) in connection with any such legal proceeding and the defendant or respondent in the legal proceeding will not seek a change of venue of the legal proceeding.
          13.5 Remedies. The rights and remedies of the Parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its reasonable attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.
          13.6 Waiver. The failure of a Party to this Agreement to insist upon strict adherence to any term hereof shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the Party waiving its
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rights. Any waiver or failure to enforce any provision of this Agreement will not be deemed a waiver of any other provision or of such provision on any other occasion.
          13.7 Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.
          13.8 Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors.
          13.9 Construction. The paragraph headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.
          13.10 Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.
IN WITNESS WHEREOF, each Party has executed this Agreement as of the date indicated below by its authorized representative.
Crossroads Systems, Inc.

By:	/s/ Brian Bianchi

Name: Brian Bianchi

Its: Vice President, Engineering Development

Date: October 5, 2006

Dot Hill Systems Corporation

By:	/s/ Dana Kammersgard

Name: Dana Kammersgard

Its: President & CEO

Date: October 5, 2006

Exhibit A
IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF TEXAS
AUSTIN DIVISION

CROSSROADS SYSTEMS (TEXAS), INC.,
a Texas corporation,
Plaintiff and Counter-Defendant,
CASE NO. A-03-CV-754 SS
v.

DOT HILL SYSTEMS CORPORATION,
a Delaware corporation,
Defendant and Counter-Plaintiff

STIPULATION OF DISMISSAL OF CLAIMS BETWEEN
CROSSROADS SYSTEMS (TEXAS), INC. AND DOT HILL SYSTEMS CORPORATION
     IT IS HEREBY STIPULATED AND AGREED by and among Crossroads Systems (Texas), Inc. (“Crossroads”) and Dot Hill Systems Corporation (“Dot Hill”), by their undersigned attorneys, that pursuant to Federal Rule of Civil Procedure 41(a)(2), Crossroads’ claims against Dot Hill and Dot Hill’s counterclaims against Crossroads in the above-referenced action be, and hereby are, dismissed with prejudice. Each party shall bear its own costs and attorneys’ fees.

Respectfully submitted,

Dated: October ___, 2006	By:
John M. Guaragna (Bar No. 24043308)
Raymond W. Mort III (Bar No. 00791308)
Jennifer A. Lloyd (Bar No. 24013050)
Meghan Paulk Ingle (Bar No. 24036821)
DLA Piper US LLP
1221 South MoPac Expressway, Suite 400
Austin, TX 78746-6875
Tel: 512-457-7000
Fax: 512-457-7001

John Allcock (Pro Hac Vice)
Sean C. Cunningham (Pro Hac Vice)
DLA Piper US LLP
401 B Street, Suite 2000
San Diego, CA 92101-4240
Tel: 619-699-2828
Fax: 619-699-2701

Darius C. Gambino (Pro Hac Vice)
DLA Piper Rudnick Gray Cary US LLP
1650 Market Street, Suite 4900
Philadelphia, PA 19103
Tel: 215-656-3309
Fax: 215-656-3301

Steven Robert Sprinkle
SPRINKLE IP LAW GROUP
1301 W. 25th Street, Suite 408
Austin, TX 78705
Tel: 512-637-9223
Fax: 512-371-9088

Attorneys for Plaintiff and Counter-Defendant
CROSSROADS SYSTEMS (TEXAS), INC.

Respectfully submitted,

Dated: October ___, 2006	By:
Richard F. Cauley (Pro Hac Vice)
Franklin E. Gibbs (Pro Hac Vice)
Michelle M. McCliman (Pro Hac Vice)
Peter O. Huang (Pro Hac Vice)
Larry Severin (Pro Hac Vice)
WANG, HARTMANN & GIBBS, P.C.
1301 Dove Street, Suite 1050
Newport Beach, CA 92660
(949) 833-8483

John F. Sweeney (Pro Hac Vice)
William S. Feiler (Pro Hac Vice)
MORGAN & FINNEGAN, L.L.P.
3 World Financial Center
New York, New York 10281
(212) 415-8700

Valerie W. Greenberg (Pro Hac Vice)
THE GREENBERG LAW FIRM
121 Brite Ave.
Scarsdale, NY 10583
Telephone: (914) 722-9111
Facsimile: (914) 722-6866

Patton C. Lochridge (Bar No. 12458500)
Travis C. Barton (Bar No. 7902276)
MCGINNIS, LOCHRIDGE & KILGORE, LLP
1300 Capitol Center
919 Congress Avenue
Austin, TX 78701
Telephone: (512) 495-6000
Facsimile: (512) 495-6093

Attorneys for Defendant and Counter-Plaintiff
DOT HILL SYSTEMS CORPORATION

IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF TEXAS
AUSTIN DIVISION

CROSSROADS SYSTEMS (TEXAS), INC.,
a Texas corporation,
Plaintiff and Counter-Defendant,
CASE NO. A-03-CV-754 SS
v.

DOT HILL SYSTEMS CORPORATION,
a Delaware corporation,
Defendant and Counter-Plaintiff

ORDER GRANTING STIPULATION OF DISMISSAL OF CLAIMS
     Pursuant to the Parties’ Stipulation and good cause appearing therefore, it is hereby ordered that Crossroads Systems (Texas), Inc.’s (“Crossroads”) claims against Dot Hill Systems Corporation (“Dot Hill”) and Dot Hill’s counterclaims against Crossroads in the above-referenced action are hereby DISMISSED WITH PREJUDICE. Each party shall bear its own costs and attorneys’ fees.
     IT IS SO ORDERED.

THE HONORABLE SAM SPARKS
UNITED STATES DISTRICT JUDGE

Exhibit B
Crossroads Press Release
PRESS RELEASE

Press Contact:	Company Contact:
Aron Christian	Anyck Turgeon
Zintel Public Relations	Crossroads Systems
317.569.8888	512.928.7006
aron.christian@zintelpr.com	aturgeon@crossroads.com
Crossroads Systems Announces Settlement of Patent
Infringement Lawsuit Against Dot Hill
Agreement includes $10.5 million payment to Crossroads,
2.5 percent ongoing royalty for certain products
AUSTIN, Texas – June XX, 2006 – Crossroads Systems, Inc. (OTC Pink Sheets: CRDS.PK), a leading provider of Business Information Assurance solutions for guaranteed access, resiliency and security of enterprise information, today announced it has settled its outstanding patent litigation with Carlsbad, California-based Dot Hill Systems Corp. (NASDAQ: HILL), a provider of storage networking solutions. In the settlement, Crossroads will receive a one-time $10.5 million cash payment and a 2.5 percent ongoing royalty on net sales of products utilizing Crossroads patented access controls technology.
Originally filed October 17, 2003, the lawsuit claimed that Dot Hill sold solutions that violated U.S. patent Nos. 5,941,972 and 6,425,035 which cover the ability to control access between hosts and storage devices in a networked storage environment. Crossroads is the exclusive owner of these patents. In exchange for the one-time cash payment and running royalty, Crossroads granted Dot Hill a nonexclusive license to these patents and the parties settled all claims arising out of the litigation.
“Our settlement with Dot Hill is significant for Crossroads, as it demonstrates our commitment to protecting our extensive portfolio of intellectual property,” said Rob Sims, President and CEO of Crossroads Systems. “We are pleased to announce this settlement has been reached so we can now focus on the successful deployment of our Business Information Assurance (BIA) solutions.”
About Crossroads Systems, Inc.

With headquarters in Austin, Texas, Crossroads Systems is a leading provider of Business Information Assurance solutions. Crossroads solves today’s growing data storage, business continuity, disaster recovery and information security markets needs. Crossroads’ solutions are designed to help companies store, manage and ensure the security, resiliency and accessibility of their data. Crossroads products are sold as part of packaged offerings from companies such as EMC, HP, Quantum and SUN, and are distributed through partners such as ACAL, Bell Micro, Info-X, and Promark. Crossroads (CRDS.PK) is currently traded on the Over The Counter (“OTC”) Bulletin Board. Crossroads is a member of the Storage Networking Industry Association (SNIA). For more information about Crossroads Systems, please visit www.crossroads.com or call 800-BUY-CRDS / 800.643.7148.

Forward-Looking Statements
This release may include forward-looking statements. The words “believe,” “expect,” “intend,” “plan,” “project,” “will” and similar phrases as they relate to Crossroads are intended to identify such forward-looking statements. These statements reflect the current views and assumptions of Crossroads, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations.
© 2006 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. SecurDB and SPIE are trademarks of Crossroads Systems, Inc. All specifications are subject to change without notice.

Dot Hill Press Release

DRAFT	V.4

Contacts:
Shad Burke	Kirsten Garvin
Interim Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com
Dot Hill Systems Settles Patent Infringement Lawsuit with Crossroads Systems
CARLSBAD, Calif. – June XX, 2006 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced that it has entered into an agreement that settles the outstanding patent action brought by Crossroads Systems against Dot Hill and licenses to Dot Hill the family of patents from which the lawsuit stemmed.
Under the terms of the settlement, Dot Hill will pay $3.35 million for alleged past damages and Crossroads will dismiss, with prejudice, all patent claims against Dot Hill. A third party will pay Crossroads an additional $7.15 million. Going forward, Crossroads will receive a running royalty of 2.5% based on a percentage of net sales of RAID products sold by Dot Hill, but only those with functionality that is covered by US Patents No. 5,941,972 and No. 6,425,035 and other patents in the patent family. For RAID products that use a controller sourced by a third party, Dot Hill will pay 0.8125% of the 2.5% royalty, and a third party will be responsible for the remainder. For RAID products that use Dot Hill’s proprietary controller, Dot Hill alone will be paying the 2.5% running royalty.
No royalty payments will be required with respect to the sale of storage systems that do not contain RAID controllers, known as JBOD systems, or systems that use only the SCSI protocol end-to-end, even those that perform RAID. Further, royalty payments with respect to the sale of any products that are made, used and sold outside of the United States will only be required if and when Crossroads is issued patents that cover the products and that are issued by countries in which the products are manufactured, used or sold.
“In the interest of ensuring a stable and continued flow of product to our customers, we have decided to settle all of our outstanding claims with Crossroads,” said Dana Kammersgard, Dot Hill’s president and chief executive officer. “We are pleased to put the lawsuit behind us so we can continue our focus on delivering innovative products to our customers and executing on the corporate goals we have put in place.”
About Dot Hill
Dot Hill is the market leader in providing flexible storage offerings and responsive service and support to OEMs and system integrators, from engagement through end-of-life. Founded in 1984, Dot Hill has more than two decades of expertise in developing high-quality, competitively priced storage products. Focused on delivering global 24 X 7 X 365 technical support, the company has more than 100,000 systems in use worldwide and numerous OEM and indirect partners. With its patented technology and award-winning SANnet II® and RIO Xtreme™ families of storage and its Dot Hill Storage Services, Dot Hill makes storage easy. Headquartered in Carlsbad, Calif., Dot Hill has offices in China, Germany, Israel, Japan, Netherlands, United Kingdom and the United States. More information is available at www.dothill.com.
Dot Hill, the Dot Hill logo, SANnet, SANpath, SANscape, RIVA and RIO Xtreme are trademarks of Dot Hill Systems Corp. All other products and names mentioned herein are trademarks or registered trademarks of their respective owners.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding the continued licensing of Crossroads ‘972 family of patents, whether or not Dot Hill will become the subject of other patent infringement claims in the future and any positive impact that this license will have on future financial results or stock price. The risks that contribute to the uncertain nature of the forward-looking statements include, among other things: the fact that the license is terminable by Crossroads under certain scenarios and unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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Exhibit C
Non-US Issued/Granted Patents in the ‘972 Patent Family

Title	Country	Serial No.	Grant No.	Grant Date
Storage Router and Method for Providing Virtual Local Storage	Canada	2,315,199	2,315,199	21-Jan-2003

Storage Router and Method for Providing Virtual Local Storage	Germany	98966104.6	69832818.3	14-Dec-2005

Storage Router and Method for Providing Virtual Local Storage	France	98966104.6	1044414	14-Dec-2005

Storage Router and Method for Providing Virtual Local Storage	United Kingdom	98966104.6	1044414	14-Dec-2005

Exhibit D
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